Exhibit 1

Casey Capital Urges Essex Rental Incumbent Board Adopt Corporate Governance Reforms and Cost Cutting

NEW YORK, May 21, 2015 /PRNewswire/ -- Casey Capital, LLC (together with its affiliates and other participants in its solicitation, "Casey Capital"), beneficial owners of approximately 5.9% of the outstanding shares of common stock of Essex Rental Corp. (NASDAQ: ESSX) ("Essex" or the "Company"), on May 21, 2015 delivered a letter to the Company. The full text of Casey Capital's letter is included below and is filed with the Securities and Exchange Commission.

May 21, 2015
Essex Rental Corp.
Board of Directors
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089

Gentlemen:

Lee D. Keddie and Casey Capital have responded several times to Laurence Levy's offer to appoint Lee Keddie and John Climaco to the board after the annual meeting so that they would constitute two of the board's seven members.

While we remain open to seeking a resolution through settlement, we have been consistent in our communications with Essex that we are not in a position to accept the offer because it does not adequately address the concerns underlying our position that Essex desperately needs corporate governance improvements and a cost-cutting program. (See our correspondence from May 13, May 18 and May 19.) To date, Laurence Levy does not seem to understand how important corporate governance improvements and a cost-cutting program are to Essex's stockholders.

Finally, after we asked Essex on several occasions to provide us with a written term sheet including the board's firm offer of settlement terms supported by board consensus, we received from you yesterday what purports to be such an offer.

We are encouraged with the progress we are making in our ongoing dialogue and engagement. Unfortunately, this offer simply does not reflect any development from prior communications between Essex and us. Specifically, in an attempt to respond to our corporate governance concerns, you propose to hire an independent compensation consultant to evaluate board compensation. We believe that this is counterproductive to the cost-cutting program. We are more concerned about your overall corporate governance plan and that it needs a comprehensive overhaul.

With respect to cost-cutting efforts, Essex has already announced to stockholders its plan to terminate the Hyde Park lease in 2016. We have communicated to you our position that the better approach for stockholders is to terminate the lease arrangement immediately.

In addition, your offer to evaluate strategic alternatives remains limited to Essex Crane Rental Corp., even though we have clearly stated that a company-wide approach to strategic alternatives would provide the greatest benefit to stockholders.

Essex continues to mislead stockholders regarding Keddie's nominations and tells stockholders that votes for our nominees will not be counted. Essex has been notified several times that Mr. Keddie's nominations are valid and that Essex's statements to the contrary are misleading. Essex claims that Mr. Keddie's nominations were rejected because, according to Essex, Mr. Keddie was not on the transfer agent stock ledger as of April 10th. Yet we have provided to Essex clear evidence in the form of a direct registration statement dated March 25, 2015, which clearly shows that your own transfer agent identifies Mr. Keddie as a record holder as of that date. You do concede that Mr. Keddie is in fact on Essex's stock ledger as of April 20th record date for the 2015 Annual Meeting but you fail to account for the recordkeeping of Essex and its transfer agent between the dates of March 25th and April 20th or provide any reasonable explanation as to why Mr. Keddie is not on the stock ledger during this time period.

We continue to believe Mr. Keddie has complied with the Bylaws and to be concerned that Essex's blatant disregard of its Bylaws and the records of its transfer agent shows its indifference to the interests of all stockholders.

Given that you are misleading shareholders, we are cautious with settlement negotiations and conversations with you. That said, we remain hopeful that we can reach a settlement that will benefit all Essex stockholders.

Sincerely,

Kevin M. Casey

                                       *********************

Keating Muething & Klekamp is acting as legal advisor to Casey Capital.

About Casey Capital, LLC

Casey Capital is an investment manager based in Sherman, Connecticut, founded in 2002 by Kevin Casey. Casey invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, boards, and shareholders of companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes "forward-looking statements" with respect to Essex, which can be identified by the use of forward-looking terminology such as "may," "will," "seek," "should," "could," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casey Capital are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casey Capital reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casey Capital disclaims any obligation to update the information contained herein. Casey Capital and/or one or more of the funds it manages may purchase additional Essex shares or sell all or a portion of their shares or trade in securities relating to such shares.

###

Investor Contact:
Casey Capital, LLC
Kevin Casey
646-825-4630

CASEY CAPITAL, LLC ("CASEY CAPITAL") HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF ESSEX RENTAL CORP. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASEY CAPITAL, KC GAMMA OPPORTUNITY FUND, LP, KEVIN CASEY, LEE KEDDIE, JOHN CLIMACO AND RELATED PARTICIPANTS IN THE SOLICITATION (COLLECTIVELY, THE "PARTICIPANTS"), BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD ARE BEING FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, D.F. KING & CO., INC., CASEY CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING D.F. KING AT (212) 269-5550 OR TOLL-FREE AT (866) 406-2283.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE SCHEDULE 14A TO FILED BY CASEY CAPITAL WITH THE SEC. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE. LEE KEDDIE BENEFICIALLY OWNS 500 SHARES OF ESSEX COMMON STOCK; KEVIN CASEY, CASEY CAPITAL AND KC GAMMA OPPORTUNITY FUND BENEFICALLY OWNS 1,462,634 SHARES OF ESSEX COMMON STOCK.